FORM 8-K
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)   November 22, 1995

                     INTERNATIONAL SPEEDWAY CORPORATION
          (Exact name of registrant as specified in its charter)

          FLORIDA                 O-2384               59-0709342
(State or other jurisdiction   (Commission           (I.R.S. Employer
    of incorporation)           File Number)        Identification No.)

1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD, DAYTONA BEACH, FLORIDA 32114
 (Address of principal executive offices)                     (Zip code)

Registrant's telephone number, including area code:   (904) 254-2700

                                 No Change
          (Former name or address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

On November 22, 1995, Facility Investments, Inc., a newly formed wholly-owned subsidiary of the Company, purchased 200 shares of the common stock, representing 20% of the outstanding shares, of PSH Corp., a newly formed Delaware corporation, for $14,975,000 in cash. The purchase price was determined based upon negotiations between the Company and Penske Corporation which indirectly beneficially owns the remaining 80% of the outstanding shares of PSH Corp. The funds used in the transaction came from current assets of the Company.

The acquisition of the 20% interest in PSH Corp., which will be accounted for by the equity method, does not result in the direct or indirect acquisition of control of the underlying assets, including businesses, indirectly controlled by PSH Corp.

PSH Corp. owns 85% of the outstanding shares of Penske Speedways Holding Corp., another newly formed corporation. The remaining 15% of Penske Speedways Holding Corp. is owned by Kaiser Ventures Inc. Through a series of transactions Kaiser Ventures Inc. contributed all of the issued and outstanding stock of Speedway Development Corporation, its wholly owned subsidiary, which owned approximately 460 acres of real property near Ontario, California, in exchange for its 15% interest in Penske Speedways Holding
Corp. represented by convertible preferred stock.

Penske Speedways Holding Corp. owns 100% of the outstanding stock of Penske Speedway, Inc. Penske Speedway, Inc. owns and operates Michigan International Speedway, owns approximately 85% of Nazareth Speedway in Pennsylvania, 2% of North Carolina Motor Speedway (Rockingham) and 100% of a racing souvenir retailer called Motorsports International Corp. Prior to this transaction, Penske Speedway, Inc. was 100% beneficially owned by Penske Corporation. Through a series of transactions Penske Corporation contributed 100% of the stock of Penske Speedway, Inc. and its subsidiaries (including The California Speedway Corporation) and the sum of $5,000,000 in cash for its 80% indirect beneficial interest in PSH Corp.

The California Speedway Corporation will use the cash contributed by Penske Corporation and the Company, together with additional financing from NationsBank, N.A., to construct The California Speedway on the land formerly owned by Kaiser Ventures Inc. The effective beneficial ownership interest in the expanded and combined operations of Penske Speedway, Inc., and its subsidiaries (including The California Speedway Corporation) will be Penske Corp. with 68%, the Company with 17%, and Kaiser with 15%.

Full-scale construction of The California Speedway will commence immediately and plans call for a scheduled 1997 opening. The California Speedway is under construction on a portion of the former Kaiser mill site property near Fontana in San Bernardino County, California. It is contemplated that sanction agreements will be obtained for a CART PPG Indy Car World Series event and a NASCAR Winston Cup Series event at The California Speedway in 1997.

Some of the major events conducted by Penske Speedway, Inc. are late model stock car races sanctioned by the National Association for Stock Car Auto Racing, Inc. (NASCAR). NASCAR is a member of the France Family Group which controls 61.41% of Company stock. There are four other members of the France Family Group presently serving as Officers and/or Directors of the Company:
William C. France and James C. France are brothers.  Lesa D. Kennedy and Brian
Z. France are the children of William C. France. Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanctioned event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. Since the beginning of Penske Speedway, Inc.'s last fiscal year, it and Nazareth Speedway paid NASCAR the amounts indicated for the following sanctioned events: Miller Genuine Draft 400 - $1,097,132; GM Goodwrench Dealer 400 - $1,082,226; Detroit Gasket 200 - $294,131; and Meridian Advantage 200 - $324,788. There were no other transactions between NASCAR and Penske Speedway, Inc. during the last fiscal year in which the amount involved exceeded $60,000. These transactions and payments are considered normal in the ordinary course of business and similar transactions and payments are planned during the current fiscal year.


Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

     Exhibit
     Number    Description of Exhibit                  Filing Status

1.   (2)       Investment and Development Agreement    filed herewith
2.   (99.1)    Press Release announcing investment     filed herewith

                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       INTERNATIONAL SPEEDWAY CORPORATION


Date:     12/7/95                      /s/ William C. France
       ----------------                ----------------------------------
                                        William C. France, Chairman
                                         & Chief Executive Officer